Investor Questions and Answers: December 23, 2025    We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a periodic basis. The following answers respond to selected questions received through December 5, 2025. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.    If you would like to submit a question, please send an e-mail to investors@morningstar.com or write us at the following address:    Morningstar, Inc.    Investor Relations    22 W. Washington St.    Chicago, IL 60602   PitchBook 1. How has the split of growth of PitchBook changed over the past 5 years? Specifically, how much of the growth has come from new logos/customers vs. upselling existing customers vs. pricing? PitchBook’s growth over the past five years has been fueled by a combination of broad new logo acquisition and strong net renewal rates as clients expanded headcount during a period of heightened deal activity and accelerated hiring that peaked in 2021 and 2022. During that time, we succeeded at bringing in many clients with significant assets under management (AUM), which created a large base and set a strong foundation for continued growth. We also periodically increased prices for new clients and regularly sought price increases at renewal. More recently, we started to see a shift in revenue drivers with an increasing share of growth coming from expansion with existing large AUM accounts in our core customer segments. Looking forward, the opportunity is twofold: First, we seek to expand our reach within existing accounts and capture remaining large AUM logos who aren’t our clients through targeted marketing and sales strategies. At the same time, PitchBook will continue to focus on adding new logos across small- and mid-sized firms in our core as well as adjacent client segments like corporates and service providers. Combined with opportunities to upsell and cross-sell within existing accounts, we believe these initiatives position us to sustain growth even as markets normalize. More broadly, we expect that expansion with existing large AUM accounts will continue to outpace growth from new logos even as both remain important growth drivers.